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                                     [LETTERHEAD]


November 24, 1997



PETsMART, Inc.
19601 N. 27th Avenue
Phoenix, AZ  85027

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by PETsMART, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission with respect to $200,000,000 aggregate principal amount of the Company's 6-3/4% Convertible Subordinated Notes due 2004 (the "Convertible Notes"), issued pursuant to the Indenture dated as of November 7, 1997 (the "Indenture") between the Company and Norwest Bank Minnesota, N.A., as trustee, and the shares of the Company's Common Stock, $0.0001 par value per share, into which the Convertible Notes are convertible (the "Conversion Shares").

In connection with this opinion, we have examined the form of Convertible Notes, the Indenture, the Registration Statement and related Prospectus, your Restated Certificate of Incorporation, as amended, and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution, delivery and binding effect of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, and that there are no extrinsic agreements or understandings among the parties that would modify or interpret the terms of the agreements or the respective rights or obligations of the parties thereunder. With respect to our opinion as to the enforceability of the Convertible Notes, we have relied upon the opinion of Reed Smith Shaw & McClay LLP.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

         A. The Convertible Notes have been duly authorized, executed and delivered and are valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.



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PETsMART, Inc.
November 24, 1997
Page 2


         B. The Conversion Shares, when issued and delivered upon conversion of the Convertible Notes, in accordance with the Indenture, will be validly issued, fully paid, and nonassessable.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By:  /s/ Robert J. Brigham
    --------------------------------
    Robert J. Brigham